UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Eleven Biotherapeutics, Inc.
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April 29, 2016
Dear Eleven Biotherapeutics, Inc. Stockholder:
You are cordially invited to our Annual Meeting of Stockholders on Wednesday, June 8, 2016, beginning at 10:00 a.m., Eastern time, at WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109. The enclosed notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1 and 2, as set forth in the proxy statement.
We look forward to seeing you there.
Very truly yours,
Abbie C. Celniker, Ph.D.
Chief Executive Officer

ELEVEN BIOTHERAPEUTICS, INC.
215 First Street, Suite 400
Cambridge, MA 02142
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, June 8, 2016
The annual meeting of stockholders of Eleven Biotherapeutics, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 8, 2016, beginning at 10:00 a.m., Eastern time, at WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109 (the “2016 Annual Meeting”), to consider and act upon the following matters:
1. To elect three class II directors of our board of directors to serve until the annual meeting of stockholders to be held in 2019 or until their respective successors have been duly elected and qualified;
2. To ratify the selection of Ernst & Young LLP as Eleven Biotherapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2016; and
3. To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 15, 2016 will be entitled to notice of and to vote at the 2016 Annual Meeting or any adjournment or postponement thereof. We have elected to provide our stockholders with access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to access the information they need, while reducing the environmental impact of our 2016 Annual Meeting. Accordingly, on or about April 29, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record on our books at the close of business on April 15, 2016, the record date for the 2016 Annual Meeting (the "Record Date"), and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
By order of the board of directors,
Abbie C. Celniker, Ph.D.
Chief Executive Officer
Cambridge, Massachusetts
April 29, 2016
YOU MAY OBTAIN ADMISSION TO THE 2016 ANNUAL MEETING BY IDENTIFYING YOURSELF AT THE 2016 ANNUAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON APRIL 15, 2016 WILL BE ADEQUATE IDENTIFICATION.
WHETHER OR NOT YOU EXPECT TO ATTEND THE 2016 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE 2016 ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE NOTICE OR, IF YOU REQUESTED TO RECEIVE OR RECEIVED PRINTED PROXY MATERIALS, THE ENCLOSED PROXY CARD.

TABLE OF CONTENTS

Page
Information About the Annual Meeting and Voting	1

Votes Required	2

Corporate Governance	3

Board of Directors	3

How Our Board Is Organized	5

Board Committees	6

Compensation Committee Interlocks and Insider Participation	7

Board Meetings and Attendance	7

Board Processes	8

Board Policies	9

Executive Officers	12

Executive Compensation	13

Summary Compensation Table	13

Director Compensation	18

Audit-Related Matters	20

Audit Committee Report	20

Audit Fees and Services	20

Matters to Be Voted On	21

Proposal 1: Election of Class II Directors	21

Proposal 2: To Ratify the Selection of Ernst & Young LLP as Eleven Biotherapeutics, Inc.’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016	21

Ownership of Common Stock	22

Section 16(a) Beneficial Ownership Reporting Compliance	23

Other Matters	24

Solicitation of Proxies	24

Householding of Annual Meeting Materials	24

Deadline for Submission of Stockholder Proposals for 2017 Annual Meeting of Stockholders	24

ELEVEN BIOTHERAPEUTICS, INC.
215 First Street, Suite 400
Cambridge, MA 02142
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 8, 2016
Information About the Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of Eleven Biotherapeutics, Inc. (“Eleven,” “we” or “us”) for use at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, June 8, 2016, beginning at 10:00 a.m., Eastern time, at WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109. On April 15, 2016, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote an aggregate of 19,802,985 shares of our common stock, par value $0.001 per share (“common stock”). Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the 2016 Annual Meeting.
On April 29, 2016, we mailed a Notice to our stockholders of record as of the Record Date, other than to those stockholders who previously requested electronic or paper delivery of proxy materials. The Notice directs stockholders to a website where they can access our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015. Stockholders may also view instructions regarding how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive paper copies of our proxy materials or to receive our proxy materials electronically, you will continue to receive access to those materials through the method you requested until you elect otherwise.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:
(1) You may vote over the Internet. You may vote your shares by following the “Vote by Internet” instructions in the Notice or on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card.
(2) You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions in the Notice or on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card.
(3) You may vote by mail. If you received (or requested to receive) a printed copy of the proxy materials, you may vote by completing, dating and signing the proxy card and promptly mailing it in the postage-paid envelope provided. If you vote by mail, you do not need to vote over the Internet or by telephone.
(4) You may vote in person. If you attend the 2016 Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the 2016 Annual Meeting. Ballots will be available at the 2016 Annual Meeting.
All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors’ recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the 2016 Annual Meeting by doing any one of the following things:

•
submitting a new proxy by following the “Vote by Internet” or “Vote by Phone” instructions in the Notice or on the enclosed proxy card up until 11:59 p.m., Eastern time, the day before the 2016 Annual Meeting;

•
signing another proxy card and either arranging for delivery of that proxy card by mail by 11:59 p.m., Eastern time, the day before the 2016 Annual Meeting, or by delivering that signed proxy card in person at the 2016 Annual Meeting;

•	giving our Corporate Secretary a written notice before or at the 2016 Annual Meeting that you want to revoke your proxy; or

•	voting in person at the 2016 Annual Meeting.

Your attendance at the 2016 Annual Meeting alone will not revoke your proxy.
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class II directors (Proposal 1) is a “non-discretionary” item, meaning that if you do not instruct your brokerage firm on how to vote with respect to Proposal 1, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the 2016 Annual Meeting. To be able to vote your shares held in street name at the 2016 Annual Meeting, you will need to obtain a proxy card from the holder of record.
Votes Required
The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the 2016 Annual Meeting will constitute a quorum for the transaction of business at the 2016 Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2016 Annual Meeting. The following votes are required for approval of the proposals being presented at the 2016 Annual Meeting:
Proposal 1: To Elect Three Class II Directors. The three nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
Proposal 2: To Ratify the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

This proxy statement, the enclosed proxy card and our 2015 annual report to stockholders were first made available to stockholders on or about April 29, 2016.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on Wednesday, June 8, 2016:
This proxy statement and our 2015 annual report to
stockholders are available at www.proxydocs.com/ebio
for viewing, downloading and printing.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Eleven Biotherapeutics, Inc., 215 First Street, Suite 400 Cambridge, MA 02142, Attention: Corporate Secretary, Telephone: (617) 858-9911.

CORPORATE GOVERNANCE
Board of Directors
Members of Our Board of Directors
The following table sets forth the name and age as of April 15, 2016 of each of our directors.

Name	Age	Position
Abbie C. Celniker, Ph.D.	57	President and Chief Executive Officer and Director
Daniel S. Lynch(1)(2)(3)	58	Chairman of the Board of Directors
David A. Berry, M.D., Ph.D.(2)	38	Director
Paul G. Chaney(2)	58	Director
Wendy Dixon Ph.D.(1)	60	Director
Jay S. Duker, M.D.	57	Director
Barry J. Gertz, M.D., Ph.D.	64	Director
Jane V. Henderson(1)(3)	50	Director
Cary G. Pfeffer, M.D.(3)	53	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.
Abbie C. Celniker, Ph.D. has served as our President and Chief Executive Officer and as a member of our board of directors since September 2011. Prior to joining Eleven, Dr. Celniker served as the Executive Vice President, Translational Medicine of Alexion Pharmaceuticals, Inc., a biopharmaceutical company, from January 2011 to August 2011. Prior to joining Alexion Pharmaceuticals, Dr. Celniker served as the President and Chief Executive Officer and as a member of the board of directors of Taligen Therapeutics, Inc., a biotechnology company, from July 2008 to January 2011, when Taligen Therapeutics was acquired by Alexion Pharmaceuticals. Previously, Dr. Celniker served as the Global Head of Biologics of Novartis AG, the Senior Vice President of Research and Development Strategy and Operations of Millennium Pharmaceuticals, Inc. and the Vice President Protein Technologies of the Wyeth Research facilities in Cambridge, Massachusetts. Dr. Celniker received a B.A. in Biology from the University of California, San Diego, and a Ph.D. in Molecular Biology from the University of Arizona. We believe that Dr. Celniker is qualified to serve on our board of directors because of her extensive executive leadership experience in the life sciences industry and her extensive knowledge of our company based on her position as President and Chief Executive Officer.
Daniel S. Lynch has served as the Chairman of our board of directors since December 2013. Mr. Lynch has served as a venture partner at Third Rock Ventures, a venture capital firm, since May 2013 and as an entrepreneur-in-residence from May 2011 to May 2013. Since 2005, Mr. Lynch has served on the boards of directors of several life sciences companies, including on the board of directors of BIND Therapeutics, Inc. since 2012, on the board of directors of bluebird bio, Inc. since 2011 and as executive chairman of the board of directors for Blueprint Medicines Corp. since 2012 . Prior to that, Mr. Lynch served as the Chief Financial Officer and then the Chief Executive Officer of ImClone Systems Inc. Mr. Lynch received a B.A. in Mathematics from Wesleyan University and a M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. We believe that Mr. Lynch is qualified to serve on our board of directors because of his experience as a senior executive and service on the boards of directors of other life sciences companies.
David A. Berry, M.D., Ph.D. has served as a member of our board of directors since August 2009. Dr. Berry has been with Flagship Ventures, a venture capital firm, since 2005, where he has served as General Partner since 2015 and a Partner since 2008. Dr. Berry received a B.S. from the Massachusetts Institute of Technology, a M.D. from Harvard Medical School and a Ph.D. from the Massachusetts Institute of Technology. We believe that Dr. Berry is qualified to serve on our board of directors because of his extensive experience as a venture capital investor in the life sciences industry and his service on the boards of directors of other life sciences companies.
Paul G. Chaney has served as a member of our board of directors since February 2014. Mr. Chaney is a co-founder of PanOptica, Inc., a private biopharmaceutical company focused on developing innovative ophthalmic therapeutics, and has served as its President and Chief Executive Officer since 2009. Prior to co-founding PanOptica, Mr. Chaney was executive vice president of OSI Pharmaceuticals, Inc. and president of (OSI) Eyetech, Inc., OSI Pharmaceutical’s wholly-owned eyecare subsidiary. Mr. Chaney joined Eyetech Pharmaceuticals as Chief Operating Officer in 2003. Prior to joining Eyetech, Mr. Chaney held a variety of senior management positions at Pharmacia Corporation, including Vice President of the Global Ophthalmology Business and Vice President of Global Pharmaceutical Ophthalmology. Mr. Chaney also serves as the chairman of the board of directors of Eyegate Pharmaceuticals, Inc. He began his career as a sales representative for The Upjohn Company in 1980. Mr. Chaney earned a dual degree in Biological Sciences and English from the University of Delaware. We believe that Mr. Chaney is qualified to serve on our board of directors because of his extensive executive leadership experience in ophthalmology-focused biotechnology companies and pharmaceutical company business units for over 20 years.
Wendy L. Dixon, Ph.D. has served as a member of our board of directors since October 2014. Dr. Dixon has been the President of Great Meadow Consulting, L.L.C., a life science consulting firm, since July 2009. Additionally, Dr. Dixon has been an advisor to the Mellon Group since August 2014 and was a Senior Advisor to The Monitor Group, now Deloitte Consulting LLP, a consulting firm, from November 2010 to January 2012. Dr. Dixon has also been a member of the Industry Advisory Board of Longitude Capital, a venture capital firm, since March 2015. From 2001 to 2009, Dr. Dixon was the Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb, where she served on the Executive Committee. From 1996 to 2001, she was the Senior Vice President, Marketing at Merck and Co., and prior to that, she held executive management positions at West Pharmaceuticals, Osteotech and Centocor and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the board of directors of Alkermes plc, Incyte Corporation, bluebird bio, and Orexigen Therapeutics, and was formerly on the boards of Ardea Biosciences, when Ardea was acquired by AstraZeneca plc, Furiex Pharmaceuticals, when Furiex was acquired by Actavis plc, and Dentsply International. Dr. Dixon received a B.S. and a M.S. in Natural Science and a Ph.D. in Biochemistry from the University of Cambridge (UK). We believe that Dr. Dixon is qualified to serve on our board of directors because of her extensive executive leadership experience in and knowledge of the life sciences industry.
Jay S. Duker, M.D., has served as a member of our board of directors since January 2015. Dr. Duker has served in varying capacities at the New England Eye Center (NEEC) since January 1992, most recently as Director since 2001. He has also served as Professor and Chairman of the Department of Ophthalmology at Tufts Medical Center and the Tufts University School of Medicine since 2003. He has published more than 185 journal articles, with his major research interests including retinal imaging, in particular optical coherence tomography (OCT), retinal vascular diseases, and drug delivery to the posterior segment. His book, Yanoff and Duker’s Ophthalmology, is one of the bestselling ophthalmic texts over the past decade. Dr. Duker is the co-founder of three companies, including Hemera Biosciences, a biotech start-up whose focus is a gene therapy based treatment for age-related macular degeneration. Dr. Duker received an A.B. from Harvard University and a M.D. from the Jefferson Medical College at Thomas Jefferson University. We believe that Dr. Duker is qualified to serve on our board of directors because of his extensive clinical and academic experience in the ophthalmology field and as a co-founder of other life sciences companies.
Barry J. Gertz, M.D., Ph.D. has served as a member of our board of directors since January 2015. Since October 2014, Dr. Gertz has served as a venture partner at Clarus Ventures, a venture capital firm. Prior to his time with Clarus Ventures, Dr. Gertz served in varying roles at Merck & Co., Inc., a pharmaceutical company, from 1986 until July 2014, including as Senior Vice President and Head of Global Clinical Development from 2002 to 2014. Dr. Gertz has co-authored over 100 scientific publications and has been a contributor to the evaluation and approval of more than 26 new drugs or vaccines. Dr. Gertz received a B.A. in chemistry from the University of Pennsylvania. He subsequently received M.D. and Ph.D. degrees in the Medical Scientist Training Program at the University of Pennsylvania, School of Medicine with a Ph.D. in the Department of Pharmacology. We believe that Dr. Gertz is qualified to serve on our board of directors because of his extensive executive leadership experience in a pharmaceutical company and knowledge of the life sciences industry.
Jane V. Henderson has served as a member of our board of directors since October 2013. Since February 2013, Ms. Henderson has served as the Senior Vice President, Chief Financial and Business Officer of Kolltan Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Kolltan Pharmaceuticals, Ms. Henderson served as the Vice President, Business Development of ISTA Pharmaceuticals, Inc., an eye care company, from June 2010 to June 2012, when ISTA Pharmaceuticals was acquired by Bausch + Lomb Incorporated. Prior to joining ISTA Pharmaceuticals, Ms. Henderson served as the Executive Vice President, Chief Financial Officer and Head of Business Development of Axerion Pharmaceuticals, Inc., a pharmaceutical company, from September 2009 to June 2010, provided independent consulting services from February 2009 to September 2009 and served as the Executive Vice President, Chief Financial Officer and Chief Business Officer of Panacos Pharmaceuticals, Inc., a pharmaceutical company, from January 2008 to February 2009. Prior to that, Ms. Henderson served in a variety of senior investment banking roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson received a B.S. in Psychology from Duke University. We believe that Ms. Henderson is qualified to serve on our board of directors because of her extensive executive leadership experience in and knowledge of the life sciences industry and her extensive finance background as an investment banker for over 20 years.

Cary G. Pfeffer, M.D. has served as a member of our board of directors since August 2009. Since 2007, Dr. Pfeffer has served as a Partner of Third Rock Ventures. While at Third Rock Ventures, Dr. Pfeffer also served as our Chief Business Officer from February 2010 to September 2011. Dr. Pfeffer received a B.A. in Biochemistry from Columbia University, a M.B.A. from the Wharton School and a M.D. from the University of Pennsylvania School of Medicine. We believe that Dr. Pfeffer is qualified to serve on our board of directors because of his extensive experience as a venture capital investor in the life sciences industry, his service on the boards of directors of other life sciences companies, his prior service as our Chief Business Officer and his extensive executive leadership experience at other life science companies for over 15 years.
Board Composition
Our board of directors is currently authorized to have nine members and currently consists of nine members. Our board of directors is divided into three classes, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are David Berry, Barry Gertz and Cary Pfeffer, and their term expires at our annual meeting of stockholders to be held in 2018;

•	the class II directors are Paul Chaney, Jay Duker and Wendy Dixon, and their term expires at the 2016 Annual Meeting; and

•	the class III directors are Abbie Celniker, Jane Henderson and Daniel Lynch, and their term expires at our annual meeting of stockholders to be held in 2017.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Board Determination of Independence
Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that the compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our board of directors has determined that each of Dr. Berry, Mr. Chaney, Dr. Dixon, Dr. Duker, Dr. Gertz, Ms. Henderson, Mr. Lynch, and Dr. Pfeffer are independent as independence is currently defined in applicable NASDAQ listing standards, including for purposes of Rule 10A-3 under the Exchange Act and for purposes of Rule 10C-1 under the Exchange Act. Ms. Henderson, Mr. Lynch and Dr. Dixon are the current members of our audit committee; Mr. Lynch, Dr. Berry and Mr. Chaney are the current members of our compensation committee; and Mr. Lynch, Dr. Pfeffer and Ms. Henderson are the current members of our nominating and corporate governance committee. In making such determination, our board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining independence.
How Our Board Is Organized
Board Leadership Structure

The positions of chairman of the board of directors and chief executive officer are presently separated at our company. The duties of the chairman of the board include the following:

•	chairing meetings of our board and of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committees thereof;

•	facilitating communications between other members of our board and the chief executive officer;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held;

•	preparing or approving the agenda for each board meeting; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board.
Our board of directors decided to separate the roles of chairman and chief executive officer because it believes that a bifurcated leadership structure offers the following benefits:

•	increasing the independent oversight of our company and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing the chief executive officer to focus on company operations instead of board administration;

•	providing the chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board. Copies of the committee charters are posted on the Investor Relations section of our website, which is located at ir.elevenbio.com.
Audit Committee
The members of our audit committee are Ms. Henderson, Dr. Dixon and Mr. Lynch. Ms. Henderson chairs our audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our board of directors has determined that each of Ms. Henderson and Mr. Lynch is an “audit committee financial expert” as defined in applicable SEC rules and that each qualifies as independent as defined under the applicable NASDAQ rules.
The audit committee met seven times during 2015.
Compensation Committee

The members of our compensation committee are Mr. Lynch, Dr. Berry and Mr. Chaney. Mr. Lynch chairs our compensation committee. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•
retaining the services, following the determination of independence under applicable NASDAQ and Exchange Act rules, of our compensation consultant, as well as overseeing and considering the recommendations of our compensation consultant;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our compensation disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.
The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “—Board Processes—Executive and Director Compensation Processes.”
The compensation committee met six times during 2015.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Lynch, Ms. Henderson and Dr. Pfeffer. Mr. Lynch chairs our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing a periodic evaluation of our board.
The nominating and corporate governance committee met one time during 2015.
At the 2016 Annual Meeting, stockholders will be asked to consider the election of Mr. Chaney, Dr. Duker and Dr. Dixon, each of whom has been nominated for election as a director for the first time.
During 2014, Mr. Chaney was appointed by our board as a new director. Mr. Chaney was originally proposed to our nominating and corporate governance committee by Dr. Celniker, our chief executive officer, and our board determined him among its nominees.
Also during 2014, Dr. Dixon was appointed by our board as a new director. Dr. Dixon was originally proposed to our nominating and corporate governance committee by a a non-management director and our board determined her among its nominees.
During 2015, Dr. Duker was appointed by our board as a new director. Dr. Duker was originally proposed to our nominating and corporate governance committee by a third-party search firm and our board determined him among its nominees.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.
Board Meetings and Attendance
Our board of directors met five times during 2015. During 2015, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees of the board on which he or she then served.

Our directors are encouraged to attend our annual meetings of stockholders. At the annual meeting of stockholders held in 2015, seven of the directors then in office were in attendance.
Board Processes
Oversight of Risk
Our board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our nominating and corporate governance committee oversees risk management activities relating to board composition; and our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full board discuss particular risks.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates may include requests to board members and others for recommendations, evaluation of the performance on our board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board, interviews of selected candidates by members of the committee and our board.
In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under “—Corporate Governance Guidelines”. Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment to understand our business and industry.
All of the director nominees are currently members of our board of directors. The nominee biographies under “—Board of Directors—Members of Our Board of Directors” indicate the experience, qualifications, attributes and skills of each of our current directors that led our nominating and corporate governance committee and our board to conclude he or she should continue to serve as a director of Eleven. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our board as a whole.
Our nominating and corporate governance committee considers the value of diversity when selecting nominees, and believes that our board, taken as a whole, should embody a diverse set of skills, experiences and abilities. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders may recommend individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Corporate Secretary at Eleven Biotherapeutics, Inc. 215 First Street, Suite 400 Cambridge, MA 02142, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our by-laws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2017 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the committee or our board of directors, by following the procedures set forth under “Stockholder Proposals.”

Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Corporate Secretary at Eleven Biotherapeutics, Inc., Attention: Corporate Secretary, or by calling (617) 858-9911. Additional information about contacting Eleven is available on the Investor Relations section of our website, which is located at ir.elevenbio.com.
In addition, stockholders who wish to communicate with our entire board may do so by writing to Daniel Lynch, Chairman of the Board, Eleven Biotherapeutics, Inc. 215 First Street, Boston, MA 02142. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman of the Board, in consultation with our legal counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Executive and Director Compensation Processes
Our executive compensation program is administered by the compensation committee of our board of directors, subject to the oversight and approval of our full board of directors. Our compensation committee reviews our executive compensation practices on an annual basis and based on this review makes recommendations to our board of directors for approval, which has full discretion to approve or modify the recommendations of the compensation committee.
In designing our executive compensation program, our compensation committee considers publicly available compensation data for national and regional companies in the biotechnology/pharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee has also retained the services of Radford, an independent compensation consultant, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. Although the compensation committee considers Radford’s advice and recommendations about our executive compensation program, the compensation committee ultimately makes its own decisions about these matters.
None of the compensation committee members and none of our executive officers or directors have any relationship with Radford or the individual consultants employed by Radford. Radford has not provided any other services to Eleven other than compensation consulting services to the compensation committee. The compensation committee has determined that no conflicts of interest exist between Eleven and Radford. The compensation committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains.
Our director compensation program is administered by the compensation committee of our board of directors, subject to the oversight and approval of our full board of directors. The compensation committee conducts periodic reviews of director compensation and makes recommendations to the board with respect thereto.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Eleven and our stockholders. The guidelines provide that:

•	our board’s principal responsibility is to oversee the management of Eleven;

•	a majority of the members of our board must be independent directors;

•	the independent directors meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at ir.elevenbio.com.
Board Policies
Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal accounting officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity, whether or not the person is also a director of the entity, that is a participant in the transaction where the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or by-laws.
The policy provides that transactions involving the compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in the compensation committee’s charter.
Since January 1, 2015, we have not engaged in any related person transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://www.elevenbio.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to the extent required by applicable law, the rules of the SEC or the rules of the NASDAQ Global Market.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 15, 2016:

Name	Age	Position
Abbie C. Celniker, Ph.D.	57	President and Chief Executive Officer and Director
John J. McCabe, C.P.A.	48	Chief Financial Officer
Karen Tubridy, Pharm.D.	53	Chief Development Officer
In addition to the biographical information for Dr. Celniker, which is set forth above, under “Corporate Governance—Board of Directors—Members of Our Board of Directors,” set forth below is certain biographical information about Mr. McCabe and Ms. Tubridy:
John J. McCabe, C.P.A. has served as our Chief Financial Officer since January 2016 and as our Treasurer since September 2012 and previously served as our Senior Vice President of Finance from August 2015 to January 2016, our Vice President of Finance and Business Operations from June 2013 through August 2015, and our Senior Director of Finance from April 2012 through June 2013. Prior to joining Eleven, Mr. McCabe provided independent financial and accounting consulting services from June 2011 to April 2012. Prior to that, Mr. McCabe served as Vice President of Finance at Clinical Data, Inc., a drug developer that was acquired by Forest Laboratories from December 2010 to June 2011 and as the Senior Director of Financial Reporting of Clinical Data from August 2007 to December 2010. Prior to that, Mr. McCabe served in several financial roles at Interleukin Genetics, Inc., a genetics-focused personalized health company, and SatCon Technology Corporation, a developer of innovative power conversion solutions. He began his career working for the accounting firm of Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP. Mr. McCabe received a B.S. in Business Administration from the University of Vermont and is also a Certified Public Accountant.
Karen Tubridy, Pharm.D. has served as our Chief Development Officer since June 2013. Prior to joining Eleven, Ms. Tubridy served as the Senior Vice President, Clinical Development and Medical Affairs of Inspiration Biopharmaceuticals, Inc., a biopharmaceutical company, from December 2011 to March 2013. Inspiration Biopharmaceuticals filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code in October 2012. Prior to joining Inspiration Biopharmaceuticals, Ms. Tubridy served as the Executive Director, Clinical Operations and Regulatory Affairs, Translational Medicine of Alexion Pharmaceuticals from January 2011 to November 2011. She served as Vice President of Clinical Operations and Regulatory Affairs of Taligen Therapeutics from April 2010 to January 2011, when Taligen Therapeutics was acquired by Alexion Pharmaceuticals. Prior to that, Ms. Tubridy served as Vice President of Clinical Operations Hemophilia of Biogen Idec, Inc., a biotechnology company, from January 2007 through March 2010. Ms. Tubridy received a B.S. and a Pharm.D. from the Massachusetts College of Pharmacy and Allied Health Sciences.

EXECUTIVE COMPENSATION
This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers in 2015. Our named executive officers for 2015 are Abbie C. Celniker, Ph.D., our President and Chief Executive Officer, Eric S. Furfine, Ph.D., our former Chief Scientific Officer, and Karen Tubridy, Pharm.D., our Chief Development Officer. Dr. Furfine terminated his employment with us effective February 5, 2016. This section also provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock-based awards ($)(2)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
Abbie C. Celniker, Ph.D.	2015	430,000	150,500	236,722	976,898	4,000	1,798,120
President and Chief Executive Officer	2014	393,750	177,188	—	—	—	570,938
Eric S. Furfine, Ph.D.	2015	327,849	65,405	108,429	353,705	4,000	859,388
Chief Scientific Officer	2014	318,300	84,116	—	—	—	402,416
Karen Tubridy, Pharm.D.	2015	312,000	65,525	103,187	437,920	4,000	922,632
Chief Development Office

(1)	The amounts reported in the "Bonus" column reflect discretionary cash bonuses payable to our executive officers for their performance in a given year.

(2)
The amounts reported in the “Stock-based awards” and "Options awards" columns reflect the aggregate grant date fair value of stock-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 10 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.

(3)	All other compensation includes a discretionary employer 401(k) matching contribution.
Narrative to Summary Compensation Table
In 2015, we paid annual base salaries of $430,000 to Dr. Celniker, $327,849 to Dr. Furfine and $312,000 to Ms. Tubridy. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.
From time to time, our board of directors has approved discretionary annual cash bonuses to our named executive officers with respect to their prior year performance. In February 2016, our board of directors approved discretionary cash bonuses of $150,500 for Dr. Celniker, $65,405 for Dr. Furfine and $65,525 for Dr. Tubridy for their 2015 performance.
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention by incenting our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options. In February 2015, based upon our overall performance, we granted Dr. Celniker options to purchase 145,000 shares of our common stock, Dr. Furfine options to purchase 52,500 shares of our common stock, and Ms. Tubridy options to purchase 65,000 shares of our common stock, in each case at an exercise price of

$10.40 per share. These options vests over four years in equal quarterly installments, with the first installment vesting on March 31, 2015. In June 2015, we granted Dr. Celniker an award of 85,800 restricted stock units, or RSUs, Dr. Furfine an award of 39,300 RSUs, and Ms. Tubridy an award of 37,400 RSUs. The RSUs will vest as to 33.33% of the original number of RSUs granted on each of the six-month, twelve-month and eighteen-month anniversaries of the grant date.
Outstanding Equity Awards at December 31, 2015
The following table sets forth information regarding all outstanding stock options and RSUs held by each of our named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Abbie C. Celniker, Ph.D.	62,253	28,298	(2)	0.83	3/14/2023
	23,621	23,622	(3)	7.37	10/30/2023
	27,188	117,812	(4)	10.40	2/25/2025
						57,200	(5)	172,172	(6)
Eric S. Furfine, Ph.D. (1)	118,100	—		0.06	2/16/2021
	21,653	9,843	(2)	0.83	2/13/2023
	7,874	7,874	(3)	7.37	10/30/2023
	9,744	42,756	(4)	10.40	2/25/2025
						26,200	(5)	78,862	(6)
Karen Tubridy, Pharm.D.	46,259	27,755	(7)	6.22	8/14/2023
	5,905	5,905	(3)	7.37	10/30/2023
	12,188	52,812	(4)	10.40	2/25/2025
						24,933	(5)	75,048	(6)

(1)
Dr. Furfine terminated his employment with the Company effective February 5, 2016. For a discussion of payments or other benefits he received upon his termination, see "Potential Payments upon Termination or Change in Control Transaction" set forth below.

(2)	Vests over four years in equal quarterly installments, with the first installment vested January 1, 2013.

(3)	Vests over four years in equal quarterly installments, with the first installment vesting on January 1, 2014.

(4)	Vests over four years in equal quarterly installments, with the first installment vesting on March 31, 2015.

(5)	Vests over eighteen-months in equal installments every six months, with the first installment vesting on December 26, 2015.

(6)	The market value of these shares is based on the last reported sales price on December 31, 2015.

(7)	Vests over four years, with 25% of the shares underlying the option vested on August 15, 2014 and 6.25% of the shares underlying the option vesting quarterly thereafter.
Employment Agreements with Current Executive Officers
In December 2013, we entered into amended and restated employment agreements with Dr. Celniker and Ms. Tubridy. In addition, in August 2015, we entered into an employment agreement with Mr. McCabe in connection with his promotion to Senior Vice President of Finance. Each of these agreements provides that employment will continue until either we or the executive officer provides notice of termination in accordance with the terms of the agreement. In addition, we have entered into non-competition, non-solicitation, confidentiality and assignment agreements with each of our executive officers which prohibit them from competing with us, soliciting our employees and customers and disclosing confidential information during the term of their employment and for a specified time thereafter.

Pursuant to their respective employment agreements, each of our executive officers is entitled to receive an annual base salary as follows: Dr. Celniker, $430,000; Ms. Tubridy, $300,000; and Mr. McCabe, $265,000. In February 2016, our board of directors approved merit based salary increases retroactively effective to January 1, 2016 for Dr. Celniker, whose annual base salary was increased to $450,000, Mr. McCabe, whose annual base salary was increased to $305,000, and Ms. Tubridy, whose annual base salary was increased to $323,710.
In addition, each of our executive officers is eligible to receive an annual cash bonus, which is based on the achievement of individual and corporate performance objectives, calculated as a percentage of the executive’s annual base salary, and which will be determined by our board of directors, in its sole discretion. Dr. Celniker’s target annual bonus is 50% of her annual base salary, and the target bonus for Ms. Tubridy is 30% of her annual base salary. In connection with Mr. McCabe’s promotion to Chief Financial Officer, the Board approved an increase to the target bonus for Mr. McCabe from 25% of his annual base salary in 2015 to 30% of his annual base salary in 2016.
Potential Payments to Named Executive Officers Upon Termination or Change in Control Transaction
Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments if his or her employment is terminated under specified circumstances.
Dr. Celniker. If we terminate Dr. Celniker’s employment without cause, as defined in her employment agreement, or if Dr. Celniker terminates her employment with us for good reason, as defined in her employment agreement, absent a change in control transaction, as defined in her employment agreement, we are obligated to pay Dr. Celniker’s base salary for a period of 12 months, paid in accordance with our then-current payroll practices, to pay Dr. Celniker an amount equal to her target bonus payment for the year in which the termination of employment occurs, prorated for the portion of the year in which she was employed, and, to the extent allowed by applicable law and the applicable plan documents, to continue to provide Dr. Celniker and certain of her dependents with group health and dental insurance for a period of 12 months.
If we terminate Dr. Celniker’s employment without cause or if Dr. Celniker terminates her employment with us for good reason, in each case within 18 months following a change in control transaction, as defined in her employment agreement, we are obligated to pay Dr. Celniker an amount equal to her base salary for 12 months, paid in accordance with our then-current payroll practices, to pay Dr. Celniker an amount equal to her target bonus payment for the year in which the termination of employment occurs, to accelerate in full the vesting of all of Dr. Celniker’s outstanding equity awards and, to the extent allowed by applicable law and the applicable plan documents, to continue to provide Dr. Celniker and certain of her dependents with group health and dental insurance for a period of 12 months.
In addition, we have agreed to indemnify Dr. Celniker in any action or proceeding arising out of her service to us, unless she initiates such action or proceeding. These indemnification obligations may require us, among other things, to indemnify Dr. Celniker for certain expenses, including attorneys’ fees that are incurred by her, and to advance to Dr. Celniker such expenses upon request.
Other named executive officers. If we terminate Ms. Tubridy's employment without cause, as defined in her employment agreement, or if Ms. Tubridy terminates her employment with us for good reason, as defined in her employment agreement, absent a change in control transaction, as defined in her employment agreement, we are obligated to pay Ms. Tubridy's base salary for a period of 12 months, paid in accordance with our then-current payroll practices and, to the extent allowed by applicable law and the applicable plan documents, to continue to provide Ms. Tubridy and certain of her dependents with group health and dental insurance for a period of 12 months.
If we terminate Ms. Tubridy's employment without cause or if Ms. Tubridy terminates her employment with us for good reason, in each case within 12 months following a change in control transaction, as defined in her employment agreement, we are obligated to pay Ms. Tubridy an amount equal to her base salary for 12 months, paid in accordance with our then-current payroll practices, to accelerate in full the vesting of all of Ms. Tubridy's outstanding equity awards and, to the extent allowed by applicable law and the applicable plan documents, to continue to provide Ms. Tubridy and certain of her dependents with group health and dental insurance for a period of 12 months.
On February 5, 2016, in connection with the resignation of Dr. Furfine as our Chief Scientific Officer, we entered into a Separation and Release of Claims Agreement and a Consulting Agreement with Dr. Furfine. The Separation and Release of Claims Agreement sets forth the terms of Dr. Furfine’s resignation, effective as of February 5, 2016, including a general release of claims against us arising out of his employment with or resignation from us. Under the Separation and Release of Claims Agreement, we agreed to provide Dr. Furfine a 2015 year-end bonus in an amount determined by our board of directors, to be paid at such time as we pay our 2015 year-end bonuses to our active employees, and to engage Dr. Furfine as a consultant pursuant to a consulting agreement. Under the consulting agreement, Dr. Furfine has agreed to provide consulting and advisory services to us for a term of two years. Either we or Dr. Furfine can terminate the consulting agreement at any time with specified notice to the other party. In consideration for such services under the consulting agreement, we agreed to grant Dr. Furfine an option to purchase 5,000 shares of our common stock, vesting over two years, and to provide that the vesting under Dr. Furfine’s incentive stock option agreement dated February 14, 2013 will continue under its existing terms and for so long as Dr. Furfine continues to be an employee, officer or director of, or consultant or advisor to, us.
Taxation. To the extent that any severance or other compensation payment to any of Dr. Celniker, Ms. Tubridy or Dr. Furfine pursuant to his or her employment agreement or any other agreement constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Code, then such executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999, whichever provides the executive with the highest amount on an after-tax basis.
401(k) Plan
We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 75% of his or her pre-tax compensation, up to a statutory limit, which was $18,000 for 2015. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2015 was up to an additional $6,000 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We can make discretionary contributions or matching contributions to our 401(k) plan based on a percentage of contributions made by the employee. We may limit the amount of discretionary contributions up to a specified percentage or dollar amount.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or the DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.
In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his or her service as one of our directors or executive officers.
Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR COMPENSATION
Our non-employee directors are compensated for their services on our board of directors as follows:

•	non-employee directors will receive initial stock option grants as follows:

•
upon his or her initial election or appointment to our board of directors, each newly elected or appointed non-employee director will receive an option to purchase 16,143 shares of common stock, representing a number of shares of common stock equal to 0.1% of the total number of shares of common stock issued and outstanding as of immediately following our IPO;

•
on the date of each annual meeting of our stockholders, each non-employee director who has served on our board of directors for at least six months will receive an annual grant of an option to purchase 8,072 shares of common stock, representing a number of shares equal to 0.05% of the total number of shares of common stock issued and outstanding as of immediately following our IPO;

•	each non-employee director will receive an annual cash fee of $35,000;

•	the chairman of the board of directors will receive an additional annual cash fee of $47,500;

•	each member of the audit committee will receive an additional annual cash fee of $7,500 ($15,000 for the audit committee chair);

•	each member of the compensation committee will receive an additional annual cash fee of $6,000 ($10,000 for the compensation committee chair); and

•	each member of the nominating and corporate governance committee will receive an additional annual cash fee of $3,750 ($7,500 for the nominating and corporate governance committee chair).
The stock options granted to our non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors will, subject to the director’s continued service on our board, vest monthly in equal amounts over a three-year period following the grant date. The annual stock options granted to our non-employee directors will, subject to the director’s continued service on our board, vest monthly in equal amounts over a one-year period following the grant date.
Each annual cash fee will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.
Each member of our board of directors will also be entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.
The table below shows all compensation to our non-employee directors during 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Daniel S. Lynch(2)	107,500	13,299	120,799
David A. Berry, M.D., Ph.D.(2)	41,000	13,299	54,299
Paul G. Chaney(2)	41,000	13,299	54,299
Wendy L. Dixon(2)	42,500	13,299	55,799
Jay Duker, M.D.(3)	33,153	122,597	155,750
Barry Gertz, M.D.(3)	33,153	122,597	155,750
Jane V. Henderson(2)	53,750	13,299	67,049
Cary G. Pfeffer, M.D(2)	38,750	13,299	52,049

(1)
The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board ASC Topic 718. See Note 10 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.

(2)
Immediately following the annual meeting of stockholders held on June 16, 2015, Mr. Lynch, Dr. Berry, Mr. Chaney, Dr. Dixon, Ms. Henderson and Dr. Pfeffer each received an option to purchase 8,072 shares of common stock at an exercise price of $2.68 per share. These stock options vest over twelve months, with 1/12th of the shares underlying the option vesting at the end of each one-month period following June 16, 2015.

(3)
In connection with the election of each of Drs. Duker and Gertz as a member of our board of directors, in January 2015, our board of directors granted each of Drs. Duker and Gertz an option to purchase 16,143 shares of our common stock at an exercise price of $11.85 per share. These stock options vest over three years, with 1/36th of the shares underlying the option vesting at the end of each one-month period following January 20, 2015.

During 2015, we did not provide any additional compensation to Dr. Celniker, our President and Chief Executive Officer, for her service as a director. Dr. Celniker’s compensation as a named executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

AUDIT-RELATED MATTERS
Audit Committee Report
The audit committee of the board of directors of Eleven Biotherapeutics, Inc. has reviewed Eleven’s audited financial statements for the fiscal year ended December 31, 2015 and discussed them with Eleven’s management and Ernst & Young LLP, Eleven’s independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and has discussed with Eleven’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to Eleven’s board of directors that the audited financial statements referred to above be included in Eleven’s Annual Report on Form 10-K for the year ended December 31, 2015.
By the audit committee of the board of directors of Eleven Biotherapeutics, Inc.
Jane Henderson
Wendy Dixon
Daniel Lynch
Audit Fees and Services
Ernst & Young LLP provided audit and tax services to the Company consisting of the audit of the Company’s 2015 and 2014 financial statements and tax compliance services. The following table summarizes the fees for Ernst & Young LLP services to the Company for the last two fiscal years.

Fee Category	Fiscal Year 2015	Fiscal Year 2014
Audit Fees(1)	$473,860	$365,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	8,500	8,000
All Other Fees(4)	—	—
Total Fees	$482,360	$373,000

(1)	Audit fees consist of fees for the audit of our annual financial statements.

(2)	There were no audit-related fees for fiscal years 2015 and 2014.

(3)	Tax fees consist of fees for tax compliance services. Tax compliance services primarily relate to the preparation of our U.S. and Massachusetts tax returns.

(4)	There were no other fees for fiscal years 2015 and 2014.
In 2014, the audit committee adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, Ernst & Young LLP. The policy requires that all services to be provided by Ernst & Young LLP, including audit services and permitted audit-related and non-audit services, be preapproved by the audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The board of directors preapproved all audit and non-audit services provided by Ernst & Young LLP during fiscal year 2015.

MATTERS TO BE VOTED ON
Proposal 1: Election of Class II Directors
In accordance with the terms of our certificate of incorporation and our by-laws, our board of directors is divided into three classes, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

•	Class I: David Berry, Barry Gertz and Cary Pfeffer, and their term expires at the annual meeting of stockholders to be held in 2018.

•	Class II: Paul Chaney, Wendy Dixon and Jay Duker, and their term expires at the 2016 Annual Meeting.

•	Class III: Abbie Celniker, Jane Henderson and Daniel Lynch, and their term expires at the annual meeting of stockholders to be held in 2017.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Mr. Chaney and Drs. Dixon and Duker are current directors whose terms expire at the 2016 Annual Meeting. Mr. Chaney and Drs. Dixon and Duker are each nominated for re-election as a class II director, with a term expiring at the annual meeting of stockholders to be held in 2019.
Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above for a three-year term ending in 2019, each such nominee to hold office until his or her successor has been duly elected and qualified. Stockholders who do not wish for their shares to be voted for either or all nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his or her willingness to serve on our board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. We do not contemplate that either of the nominees will be unable to serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

Proposal 2: To Ratify the Selection of Ernst & Young LLP as Eleven’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016
The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2010. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or NASDAQ rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the 2016 Annual Meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be present at the 2016 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS ELEVEN’ S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2016 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 19,802,985 shares of our common stock outstanding as of April 15, 2016.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options and warrants that are currently exercisable or exercisable within 60 days after April 15, 2016 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Eleven Biotherapeutics, Inc., 215 First Street, Suite 400, Cambridge, Massachusetts 02142.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders:
Entities affiliated with Flagship Ventures Management, Inc.(1)	3,373,425	17.1%
JAFCO Super V3 Investment Limited Partnership(2)	1,449,337	7.3%
Sabby Management, LLC(3)	1,192,775	5.9%
Third Rock Ventures, L.P.(4)	4,841,591	24.5%
Directors and Named Executive Officers:
Daniel S. Lynch(5)	168,829	*
David A. Berry, M.D., Ph.D.(6)	19,057	*
Paul G. Chaney(7)	19,506	*
Wendy L. Dixon, Ph.D.(8)	15,919	*
Jay S. Duker, M.D.(9)	7,175	*
Barry J. Gertz, M.D., Ph.D.(10)	7,175	*
Jane V. Henderson(11)	27,367	*
Cary G. Pfeffer, M.D.(12)	4,860,648	24.6%
Abbie C. Celniker, Ph.D.(13)	539,514	2.7%
Eric S. Furfine, Ph.D.(14)	152,773	*
Karen Tubridy, Pharm.D.(15)	99,546	*
All current executive officers and directors as a group (11 persons)(16)	5,825,270	28.7%

*	Less than one percent.

(1)
Consists of (i) 1,907,008 shares of common stock held by Flagship Ventures Fund 2007 L.P., or Flagship 2007, (ii) 1,173,149 shares of common stock held by Flagship Ventures Fund IV, L.P., or Flagship IV, and (iii) 293,268 shares of common stock held by Flagship Ventures Fund IV-Rx, L.P., or Flagship IV-Rx. Each of Flagship Ventures 2007 General Partner LLC, the general partner of Flagship 2007, and Flagship Ventures Fund IV General Partner LLC, the general partner of Flagship IV and Flagship IV-Rx, may be deemed to share voting and dispositive power with respect to the shares held by the Flagship Funds respectively. Dr. Berry is a member of Flagship Ventures 2007 General Partner LLC and Flagship Ventures Fund IV General Partner LLC, but he does not possess voting control or investment control over the shares held by the Flagship Funds and disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for Flagship Ventures Management, Inc. is One Memorial Drive, 7th Floor, Cambridge, MA 02142.

(2)
All shares are held by JAFCO Super V3 Investment Limited Partnership. The address for JAFCO Super V3 Investment Limited Partnership is Otemachi First Square, West Tower, 11F, 1-5-1 Otemachi Chiyoda-ku, Tokyo 100-0004, Japan. Beneficial ownership is derived from a Schedule 13G/A filed on February 10, 2016.

(3)
Consists of (i) 844,040 shares of common stock and (ii) 348,735 shares of common stock issuable upon the exercise of warrants exercisable within 60 days after April 15, 2016. Hal Mintz has voting and investment power over the shares held by each of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Sabby Funds”). Sabby Management, LLC serves as the investment manager of the Sabby Funds. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein. The address for Sabby Management, LLC is 10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458. Beneficial ownership is derived from a Schedule 13G filed on February 1, 2016.

(4)
All shares are held by Third Rock Ventures, L.P., or TRV L.P. Each of Third Rock Ventures GP L.P., or TRV GP L.P., and Third Rock Ventures GP, LLC, or TRV GP LLC, may be deemed to share voting and dispositive power with respect to all shares held by TRV L.P. In addition, investment decisions with respect to the shares held by TRV L.P. are made by an investment committee at TRV GP L.P., of which Dr. Pfeffer, a member of our board of directors, is a member. TRV GP L.P., TRV GP LLC and Dr. Pfeffer disclaim beneficial ownership of all shares held by TRV L.P., except to the extent of any pecuniary interest therein. The address for TRV L.P. is 29 Newbury Street, Boston, MA 02116.

(5)	Consists of (i) 70,879 shares of restricted common stock and (ii) 97,950 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(6)
Consists of 19,057 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016. Mr. Berry was deemed not to beneficially own the 3,373,424 shares held by the entities affiliated with Flagship Ventures Management, Inc.

(7)	Consists of 19,506 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(8)	Consists of 15,919 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(9)	Consists of 7,175 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(10)	Consists of 7,175 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(11)	Consists of 27,367 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(12)
Consists of (1) the shares held by Third Rock Ventures, L.P. described in footnote 4 above, which Dr. Pfeffer beneficially owns, and (2) 19,057 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(13)	Consists of (i) 372,775 shares of common stock and (ii) 166,739 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(14)
Consists of (i) 126,558 shares of common stock and (ii) 26,215 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016. Dr. Furfine terminated his employment with us effective February 5, 2016.

(15)	Consists of (i) 12,192 shares of common stock and (ii) 87,537 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2016.

(16)
Consists of (i) 5,299,270 shares of common stock and (ii) 526,000 shares of common stock underlying options that are exercisable as of April 15, 2016 or will become exercisable within 60 days after such date.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of copies of reports filed by individuals and entities required to make filings pursuant to Section 16(a) of the Exchange Act or written representations from such individuals or entities, we believe that during 2015 all filings required to be made by such individuals or entities were timely made in accordance with the Exchange Act.

OTHER MATTERS
Our board of directors does not know of any other matters that may come before the 2016 Annual Meeting. However, if any other matters are properly presented to the 2016 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability, proxy statements and annual reports. This means that only one copy of our Notice, or proxy statement, and annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Eleven Biotherapeutics, Inc., 215 First Street, Suite 400 Cambridge, MA 02142, Attention: Corporate Secretary, or by calling (617) 858-8911. Any stockholder who wants to receive separate copies of the Notice, proxy statement or annual report in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or phone number.
Deadline for Submission of Stockholder Proposals for 2017 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2017 (the "2017 Annual Meeting") pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 215 First Street, Suite 400 Cambridge, MA 02142, Attention: Corporate Secretary, no later than December 30, 2016, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.
In addition, our by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal offices at 215 First Street, Suite 400 Cambridge, MA 02142, Attention: Corporate Secretary, not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2017 Annual Meeting, such a proposal must be received by us no earlier than February 8, 2017 and no later than March 10, 2017. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made, whichever first occurs. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2017 Annual Meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL MEETING OF ELEVEN BIOTHERAPEUTICS, INC.

Date:	Wednesday, June 8, 2016
Time:	10 A.M. (Eastern Time)
Place:	WilmerHale LLP, 60 State Street, Boston, MA 02109
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect three class II directors of our board of directors to serve until the 2019 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.
(01) Paul Chaney (02) Wendy Dixon (03) Jay Duker

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
Â	Â	Â

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of Ernst & Young LLP as Eleven Biotherapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2016.	Â	Â	Â

To attend the meeting and vote your shares in person, please mark this box.	Â
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Eleven Biotherapeutics, Inc.
to be held on Wednesday, June 8, 2016
for Holders as of April 15, 2016
This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET Go To www.proxypush.com/ebio • Cast your vote online 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instructions Form ready. • View Meeting Documents.	OR MAIL	TELEPHONE (866) 221-8259 • Use any touch-tone telephone toll-free 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Abbie C. Celniker and John J. McCabe, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Eleven Biotherapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.
All votes delivered must be received by 11:59 P.M., Eastern Time, June 7, 2016.

PROXY TABULATOR FOR
ELEVEN BIOTHERAPEUTICS, INC. c/o MEDIANT COMMUNICATIONS
P.O. BOX 8016
CARY, NC 27512-9903

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